PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

Exhibit 23.1

August 18, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 18, 2011, relating to the financial statements of W270, Inc. as of June 30, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board